UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 21, 2011

PEOPLE’S LIBERATION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-16075 (Commission File Number)	86-0449546 (I.R.S. Employer Identification No.)

1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015
 (Address of Principal Executive Offices/Zip Code)

(213) 745-2123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Our subsidiaries William Rast Sourcing, LLC (“WRS”) and William Rast Licensing, LLC (“WRL” and together with WRS, “WR”) entered into a license agreement on November 21, 2011 (the “Agreement”) with a large retailer (“Retailer”).  Pursuant to the Agreement, WR granted to Retailer a license to use the William Rast® trademark in connection with the manufacture, sale and marketing of men’s apparel and accessories (subject to certain exceptions), women’s apparel, handbags, footwear, and certain other product categories.  WR also agreed to provide Retailer with design, marketing and branding support for William Rast® branded apparel and apparel accessories.

The license granted to Retailer is exclusive (subject to certain exceptions) from and after May 15, 2012 with respect to Retailer’s right to sell and market William Rast® branded products through Retailer’s stores in the United States and through Retailer’s consumer-direct mail and consumer-direct ecommerce distribution channels which are targeted to consumers in the United States.

Unless otherwise terminated earlier pursuant to its terms, the Agreement will continue through January 30, 2016.  Retailer may elect to extend the term of the Agreement for one additional renewal term of five years.

During the term of the Agreement, Retailer has agreed to pay WR royalties that are based on a percentage of net sales of William Rast® licensed products.  Royalties are payable on a quarterly basis, and Retailer has guaranteed the payment to WR of certain minimum royalties during each contract year of the agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2011, Dean Oakey resigned from his position as a member of the Board of Directors of People’s Liberation, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Liberation, Inc.

Date: November 28, 2011	/s/ Colin Dyne Colin Dyne Chief Executive Officer